[Stamp Tax]

URBAN GAS DEVELOPMENT AGREEMENT
(For Wholly Owned Gas Company)

Party A: Construction Bureau of Yutian County

Party B: Beijing Zhong Ran Wei Ye Gas Co., Ltd.

Date: November 7, 2003

URBAN GAS DEVELOPMENT AGREEMENT

Contract SN: YTWY-001
Signatory Location: Construction Burea of Yutian

Party A: Construction Bureau of Yutian County
Party B: Beijing Zhong Ran Wei Ye Gas Co., Ltd.

Chapter I General Principles

1.1
WHEREAS, (i) the Government of Yutian County agrees to authorize Party B the exclusive right to develop, construct and operate the pipeline gas project in the urban area of Yutian County (the “Pipeline Project”), (ii) based on the Contact Law of the People’s Republic of China, the Cooperative Joint Venture Law of the People’s Republic of China and other relevant applicable laws and regulations, and (ii) after field study and friendly consultations, the Parties hereby agree as follows in relation to the construction of the Pipeline Project in Yutian County (the “Agreement”).

Chapter II Parties

2.1	Construction Bureau of Yutian County (hereinafter referred to as “Party A”)
Legal representative: Yang Huifang
Legal address:  No. 659 Fanrong Road, Yutian County, Hebei Province
Tel.:  (0315) 6163761

2.2	Beijing Zhong Ran Wei Ye Gas Co., Ltd. (hereinafter referred to as “Party B”)
Legal representative: Liu Yuchuan
Legal address:  No. 8 Huibin Mansion, Beicheng Road East, Chaoyang District, Beijing
Tel.:  (010) 84992156

Chapter III Establishment of the Company

3.1
Party A, authorized by and on behalf of the Government of Yutian County, agrees that Party B will be responsible for the urban Pipeline Project of Yutian Country and the total financing of the Pipeline Project.

3.2	Name of the Company: Yutian Zhong Ran Wei Ye Gas Co., Ltd. (Interim)

3.3
The Company as a legal person und the PRC law: is subject to the jurisdiction and protection of the PRC laws, regulations and relevant rules (hereinafter referred to as “PRC laws”), and is authorized to conduct its business activities in compliance with the PRC laws.

Chapter IV Business Scope

4.1
Business Scope of the Company: within the urban planned area of Yutian County, to: design, construct, manage, develop and operate the pipeline network of natural gas and its auxiliary facilities, and provide relevant maintenance and emergency repair services; construct and operate natural gas stations; supply natural gas and provide after-sale services to industrial transmission, commercial construction, civic utility and public transportation; exploit natural gas reserves, design for the transportation and transmission thereof, construct and management the operation related thereto.

Chapter V Exclusive Operating Right

5.1
Party A authorizes Party B to execute the pipe natural gas project within the urban planned area of Yutian County and guaranties that Party B has the exclusive right to develop and construct the pipe gas project within the urban planned area of Yutian County for 50 years.

5.2	Party A will consider extending the 50 year exclusive operation term; provided, that Party B can ensure the normal supply of gas during such period.

5.3
If Party A breaches this Agreement during the term of this Agreement, Party A shall bear the losses resulting from such breach. If Party A or any of its agents or entrusted parties breach this Agreement during the term of this Agreement (which causes Party B to lose the exclusive operating right granted hereunder), Party A shall compensate Party B for its projected economic benefits for the term of this Agreement. If Party B breaches this Agreement or fails to accurately forecast the natural gas market, or it fails to conduct normal operation, which causes suspension of operation or bankruptcy, Party B shall compensate the customers for the initial installation fees incurred by them, and Party A shall have the right to terminate this Agreement and engage new natural gas suppliers.

Chapter VI Rights & Obligations of the Parties

6.1
The Parties shall construct the Pipeline Project based to the high standards and principles. The Pipeline Project is designed for supply gas to an aggregate of 20,000 units with the total investment of approximately RMB 86 million. The first stage of the Pipeline Project is to supply for 1,500 units for the Changsheng Community (the “First Stage”). Party B agrees that it shall complete the First Stage and start gas supply to the first customers within 6 months.

6.2
Party A shall be responsible for the coordination with the local government and relevant departments of the government and shall provide the following warranties to Party B in the form of official government documents:

6.2.1
to grant Party B the exclusive right to construct and operate natural gas project within the urban planned area of Yutian County for 50 years and ensure the legality thereof; not to approve any new pipe gas project during such time;

6.2.2
to ensure that Party B shall enjoy the relevant government preferential policies relating to business investment and raising of capital, urban infrastructure construction and land grant in Yutian County. Considering that the Pipeline Project is an urban infrastructure project, any government fees to be incurred by Party B for the destruction of municipal roads for the construction of the condensed gas station and pipeline network shall be deducted by 50%.

6.2.3
to require the inclusion of construction of pipeline gas project as part of any new real estate development project and any renovation or expansion projects related thereto in order to obtain the required government approval; The government departments that are in charge of urban construction, planning, public utilities, real estate must supervise closely to ensure that pipeline gas projects are designed, constructed and inspected simultaneously and together with the principal projects, and can only be constructed by Party B; otherwise, such projects shall not be approved for construction, inspection and no sales permit shall be issued therefor.

6.3	Party A shall be responsible for assisting Party B in the following matters:

6.3.1	the application and registration procedures to establish the gas project company;

6.3.2	the procedures for land use, planning, fire protection and commencement of project construction;

6.3.3	making available water, electricity and transportation and handle other infrastructure related matters and assisting Party B to organize the design and construction of the project;

6.3.4	application of all potentially available tax and administrative fee waivers and deductions;

6.3.5	timely provision of the municipal planning and relevant materials to Party B upon its request;

6.3.6
uniform planning, implementation and management of pipeline gas project in accordance with the urban planning of Yutian Country; complete and improve the pipe gas network in stages in accordance with users’ requests.

6.4	Party B’s Responsibilities

6.4.1	raising funds for the Pipeline Project;

6.4.2	project design and construction, and operation management upon completion of the Pipeline Project;

6.4.3	repair of broken facilities during construction;

6.4.5	periodic inspection, repair and maintenance of gas stations and pipelines inside and outside residential buildings according to the PRC rules to ensure year-round safe operation;

6.4.6	guaranteeing that the quality of gas supplied hereunder complies with the relevant PRC rules;

6.4.7	organizing project inspection by the relevant parties upon completion of the Pipeline Project;

6.4.8
[guaranteeing that the pipeline networks constructed by Party B in Yutian County pursuant to this Agreement accept natural gas when the long natural gas pipeline reaches Yutian County, and the continual operation of the pipeline network];[1]  The meaning of the original Chinese text for this provision is clear.

6.4.9
guaranteeing that the initial residential installation fee shall be no higher than RMB 2,000/unit and the residential sale price shall be no higher than RMB 2.1 per cubic meter within the first 2 years. Thereafter, if there is any adjustment to the national industrial standard and gas price, the initial installation fee and gas sale price may be adjusted accordingly after approval by the county government, and periodical hearings on gas prices will be held among residential owners and the government departments in charge of gas pricing.

6.4.10	guaranteeing that the Pipeline Project will be duly executed and completed in accordance with to the plan and schedule [agreed to by the Parties.]

Chapter VII Miscellaneous Provisions

7.1	Any modification to this agreement and its supplemental agreement(s) shall not be valid and effective unless such modification is in writing and signed by both parties to this Agreement.

7.2
Should any Party fail to perform any of its obligations under this agreement or materially breach the provisions of this agreement, which causes the project company to discontinue its operation or be unable to meet the operational purposes of the Pipeline Project as provided under this agreement, the breaching Party shall be deemed to have unilaterally terminated the agreement, and the non-breaching Party shall have, in addition to any right to and claim for damages, the right to apply to the original approving government authority for the termination of this Agreement in accordance with this Agreement.

7.3
Should any Party be prevented from performing its obligations under this agreement due to the occurrence of any event of Force Majeure such as earthquake, windstorm, flood, fire, war and any other unforeseeable event whose occurrence and consequences are beyond control, such Party shall immediately notify the other Party, and within 15 days [following the occurrence of such event], provide documents stating the details of such event, the reasons for complete or partial nonperformance by such Party and documents evidencing the occurrence of such events. Such documents shall be issued by a notary public institution located at the place where such event occurs. The Parties shall negotiate whether to cancel the entire Agreement or to discharge certain obligations of the non-performing party under this agreement based on the extent to which the performance of this Agreement has been affected.

1 The meaning of the original Chinese text for this provision is clear.

7.4
Any and all disputes arising out of or relating to the performance of this Agreement shall be settled by the Parties through friendly consultations. If the disputes are not resolved through friendly consultations, then each party agrees to be subject to the jurisdiction of the People’s Court of the locality where this Agreement is executed.

7.5
In the course of judicial procedures, the Parties shall continue to perform their respective obligations under this Agreement, with the exception of those parts of this Agreement which are under dispute.

7.6	The Parties may negotiate and execute documents to supplement this Agreement. Such supplemental agreements shall have the same force and effect as this Agreement.

7.7	This Agreement and any of its supplemental agreements shall not be binding upon any Party unless signed and sealed by the Parties.

7.8	There are four originals of this agreement. Each party holds two originals.

Party A (Seal): Sealed	Party B (Seal): Sealed

Representative (Signature):	Representative (Signature): Signed

Date: November 7, 2003	Date: November 7, 2003